Exhibit 99.1

(LOGO)

CHANNELL ANNOUNCES THIRD QUARTER RESULTS

Temecula, CA – October 28, 2003 – Channell Commercial Corporation (NASDAQ:CHNL) today announced unaudited financial results for the third quarter ended September 30, 2003.  For the three months ended September 30, 2003, Channell’s net revenues were $19.4 million, equal to net revenues for the same period of 2002.  Channell’s net income in the third quarter of 2003 was $0.5 million or $0.06 per diluted share compared to net income of $0.2 million or $0.02 per diluted share in the third quarter of 2002. For the nine months ended September 30, 2003, revenues were $55.9 million compared to $65.1 million in the same period in 2002. For the nine months ended September 30, 2003 net income was $1.3 million or $0.14 per diluted share compared to $1.5 million or $0.16 per diluted share in the same period last year.

William H. Channell, Jr., President and Chief Operating Officer, said, “We are pleased our Americas’ revenues increased in a difficult industry environment.  Americas’ revenues in the third quarter of 2003 were 10% higher than in the same quarter in 2002. International revenues are becoming more predictable. We expect the fourth quarter to be profitable.”

Today’s Conference Call

There will be a conference call webcast at www.companyboardroom.com at

10:00 AM Eastern time today to discuss today’s release.

About Channell

Channell Commercial Corporation is a global designer and manufacturer of telecommunications equipment primarily supplied to telephone and broadband network operators worldwide.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, and fiber-optic cable management systems.  Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.), and Sydney (Australia).

Forward-Looking Statements

Forward-looking statements contained within this press release are subject to many uncertainties in the Company’s operations and business environments.  Examples of such uncertainties include customer demand, material costs, integration of acquired businesses and worldwide economic conditions, among others. Such uncertainties are discussed further in the Company’s annual report/10K and S-1 filed with the Securities and Exchange Commission. Actual results may differ materially from those that might be anticipated from forward-looking statements contained herein.

Contact

George C. Christy, Treasurer

tel   909.719.2600   fax   909.296.2333

E-Mail:  gchristy@channellcorp.com

— Financials to Follow —

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(amounts in thousands, except per share data)

	Nine months ended September 30,		Three months ended September 30,
	2003	2002	2003	2002

Net sales	$55,937	$65,065	$19,434	$19,401
Cost of goods sold	39,491	43,160	13,919	13,966

Gross profit	16,446	21,905	5,515	5,435
Operating expenses
Selling	6,994	6,973	2,347	2,012
General and administrative	5,776	8,799	2,048	2,144
Research and development	1,193	1,215	408	377

	13,963	16,987	4,803	4,533
Income from operations	2,483	4,918	712	902

Interest expense, net	438	1,812	178	491

Income before income taxes	2,045	3,106	534	411

Income taxes	730	1,640	(1)	261

Net income	$1,315	$1,466	$535	$150

Net income per share
Basic	$0.14	$0.16	$0.06	$0.02

Diluted	$0.14	$0.16	$0.06	$0.02

Weighted average number of shares outstanding
Basic	9,126	9,026	9,127	9,026

Diluted	9,164	9,075	9,215	9,037

Net income	$1,315	$1,466	$535	$150

Other comprehensive income, net of tax Foreign currency translation adjustments	1,281	635	79	20

Comprehensive net income	$2,596	$2,101	$614	$170

EBITDA	$7,268	$10,323	$2,269	$2,634

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$7,285	$3,162
Accounts receivable, net	10,174	10,156
Inventories	8,959	7,757
Deferred income taxes	1,037	1,037
Prepaid expenses and misc. receivables	1,478	1,090
Income taxes receivable	248	247

Total current assets	29,181	23,449

Property and equipment at cost, net	19,271	25,431

Deferred income taxes	4,467	4,367

Intangible assets, net	504	504

Other assets	484	412

	$53,907	$54,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,211	$5,820
Short term debt (including current maturities of long term debt)	952	952
Current maturities of capital lease obligations	87	694
Accrued restructuring liability	1,320	2,155
Accrued expenses	4,663	3,625

Total current liabilities	12,233	13,246

Long term debt, less current maturities	3,067	4,877
Capital lease obligations, less current maturities	31	25
Deferred gain on sale leaseback transaction	529	574
Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, par value $.01 per share, authorized - 1,000 shares, none issued and outstanding	—	—
Common stock, par value $.01 per share, authorized - 19,000 shares; issued - 9,369 shares in December 31, 2002 and 9,372 in September 30, 2003; outstanding - 9,125 shares in December 31, 2002 and 9,128 in September 30, 2003	94	94
Additional paid-in capital	28,664	28,655
Treasury stock - 244 shares in 2002 and 2003	(1,871)	(1,871)
Retained earnings	11,872	10,556
Accumulated other comprehensive income (loss) - Foreign currency translation	(712)	(1,993)

Total stockholders’ equity	38,047	35,441

Total liabilities and stockholders’ equity	$53,907	$54,163

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(amounts in thousands)

	Nine months ended September 30,
	2003	2002
Cash flows from operating activities:
Net income	$1,315	$1,466
Depreciation and amortization	4,785	5,405
Deferred income taxes	(100)	670
Loss on disposal of fixed assets	62	168
Foreign currency transaction gain	16	—
Change in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	374	3,113
Inventories	(859)	2,522
Prepaid expenses	(160)	36
Other	(70)	24
Income taxes receivable	(71)	5,076
Increase (decrease) in liabilities:
Accounts payable	(789)	414
Accrued expenses	1,003	385
Restructuring liability	(899)	(1,359)
Income taxes payable	—	479

Net cash provided by operating activities	4,607	18,399

Cash flows from investing activities:
Acquisition of property and equipment	(915)	(1,420)
Proceeds from the sales of property and equipment	2,320	6,614

Net cash provided by investing activities	1,405	5,194

Cash flows from financing activities:
Repayment of debt	(1,809)	(27,795)
Repayment of obligations under capital lease	(614)	(1,716)
Exercise of stock options	9	—

Net cash used in financing activities	(2,414)	(29,511)

Effect of exchange rates on cash	525	66

Increase (decrease) in cash and cash equivalents	4,123	(5,852)

Cash and cash equivalents, beginning of period	3,162	8,762

Cash and cash equivalents, end of period	$7,285	$2,910

Cash paid during the period for:
Interest	$239	$1,512

Income taxes	$757	$832

CHANNELL COMMERCIAL CORPORATION

RECONCILIATION OF EBITDA

(amounts in thousands)

	Nine months ended September 30,		Three months ended September 30,
	2003	2002	2003	2002

Net income	$1,315	$1,466	$535	$150

Interest expense, net	438	1,812	178	491

Income taxes	730	1,640	(1)	261

Depreciation & amortization	4,785	5,405	1,557	1,732

EBITDA	$7,268	$10,323	$2,269	$2,634

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